Exhibit 99.1

GENETHERA NAMES NEW CHIEF OPERATING OFFICER

Wheat Ridge, CO - March 4, 2004 - GeneThera, Inc. (OTC BB: GTHA) announces that Tom Muenzberg has been named Chief Operating Officer effective immediately.

Mr. Muenzberg brings practical qualifications and experience to GeneThera including complex financial and operational analysis of for-profit and non-profit organizations and departments, including projections, planning and implementation of both financial and operational objectives. He has provided investment analysis and recommendations for individuals and organizations through his work as an investment advisor and commercial lender. Prior to joining GeneThera, Mr. Muenzberg served in Small Business Commercial Lending Services for Key Bank, N.A. and prior to that Mr. Muenzberg provided Private Client Group Consulting at TM Financial Group LLC.

"I am extremely excited to join the GeneThera team. With my years of experience in evaluation and analysis of corporations, I hope to help bring GeneThera from a Research and Development Company to a revenue generating Company, " Mr. Muenzberg said.

"As GeneThera moves closer to commercialization of its live animal blood test for Mad Cow disease, a Chief Operating Officer becomes a necessity in order to reap the full benefits of commercialization," said Chairman and CEO Antonio Milici M.D., Ph.D. "Tom Muenzberg is a perfect addition to our team and will be in charge of the development of our commercial and research and development divisions."

ABOUT GENETHERA:

GeneThera, Inc. is a molecular biotechnology company located in Wheat Ridge, CO. The Company provides genetic diagnostic solutions for the veterinary and agricultural industries with future plans to include the health-care industry. The Company's proprietary diagnostic solution is based on a genetic expression assay, GEA(TM), a protocol designed to function on a highly automated Fluorogenic PCR platform. This platform enables GeneThera to offer tests that are presently not available from other technologies. The GEA is designed for a host of individual diseases, the current priority being Mad Cow Disease, a disease affecting cattle worldwide and Chronic Wasting Disease, a disease affecting elk and deer in North America.

GeneThera's PURIVAX(TM) is a revolutionary system that dramatically improves biological purity and viral titer of recombinant Adenovirus and AAV vectors. PURIVAX(TM) completely eliminates toxic side effects associated with adenoviruses and AAV vectors making it possible to develop highly immunogenic and safe recombinant DNA vaccines.

Contact Information:

The Regency Group, LLC
Aaron Lamkin
(303) 771-7300

GeneThera, Inc.
Dr. Tony Milici, CEO
(303) 463-6371
www.genethera.net

"Safe Harbor" Statement: Certain statements in this release are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed
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or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet the terms and conditions required to obtain its project financing, risks and delays associated with product development, risk of market acceptance of new products, risk of technology or product obsolescence, competitive risks, reliance on development partners and the need for additional capital.